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                                                                    EXHIBIT 99.2


GETTY NEWS

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Getty Realty Corp.    125 Jericho Turnpike, Jericho, NY 11753     (516) 338-2600
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RELEASE: IMMEDIATE



                 GETTY REALTY CORP. AND POWER TEST INVESTORS
                         LIMITED PARTNERSHIP ANNOUNCE
                               MERGER AGREEMENT



Jericho, NY, December 17, 1997 -- Getty Realty Corp. (NYSE-GTY) and Power Test Investors Limited Partnership (POWNZ) announced today that they have signed a definitive agreement to combine their assets and operations.

Under the agreement, Getty Realty Corp. and Power Test Investors LP will become wholly-owned subsidiaries of a new holding company that will take the name
Getty Realty Corp. Existing Getty stockholders will receive one share of common stock of the holding company for each Getty Realty Corp. common share, and Power Test Investors LP unitholders will receive 0.44 share of a new Participating Convertible Redeemable Preferred Stock of the holding company for each Power Test Investors LP unit. This represents a per unit value for Power Test Investors LP units of approximately $11.00.

As a result of the merger, the new holding company will own Getty Realty Corp.'s real estate and home heating oil assets and operations and will acquire the real estate portfolio consisting of approximately 295 properties currently held by Power Test Investors LP.

Under the terms of the definitive agreement, which has been unanimously approved by the Board of Directors of Getty Realty Corp. and by the general partner of Power Test Investors LP, Getty Realty Corp. stockholders will exchange their Getty Realty Corp. common shares for common stock of the holding company, while Power Test Investors LP unitholders will receive shares of Series A Participating Convertible Redeemable Preferred Stock, each share of which will be convertible into 1.1312 shares of common stock of the holding company. The preferred stock will pay stated cumulative dividends of $1.775 per share per annum, or, if greater, the per share dividends paid on the common stock of the holding company.

Investment banking firms Furman Selz LLC and CIBC Oppenheimer Corp. have expressed opinions to the Getty Realty Corp. Board of Directors and to the Board of Directors of the general partner of Power Test Investors LP, respectively, that the



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merger considerations are fair, from a financial point of view, to the stockholders of Getty Realty Corp. and the limited partners of Power Test Investors LP, respectively. The transaction has been structured to qualify as a tax-free reorganization or exchange to Getty Realty Corp. stockholders and Power Test Investors LP unitholders, although no IRS ruling will be sought. The merger, which is expected to be completed in early 1998, is conditioned on receiving the approval of the stockholders of Getty Realty Corp. and of the limited partners of Power Test Investors LP at special meetings to be held early next year upon SEC clearance of proxy materials.

Getty Realty Corp. owns and leases approximately 1,100 properties in twelve Northeastern and Middle Atlantic states. Approximately 1,000 of these properties, consisting of service stations, convenience stores and petroleum marketing terminals, are leased to Getty Petroleum Marketing Inc. Getty Realty Corp. is also a marketer of heating oil in Pennsylvania and Maryland.

Power Test Investors LP, which is a publicly-traded master limited partnership, is the limited partner in Power Test Realty Company Limited Partnership, which owns approximately 290 gasoline service station properties and five petroleum terminals, and leases these properties to Getty Realty Corp.

Contact:  John J. Fitteron
          (516) 338-2600